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                                                             EXHIBIT 3.9

                                                          STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                      FILED 09:00 AM 10/25/2002
                                                         020636513 - 3579801

                          CERTIFICATE OF INCORPORATION
                                       OF
                          TRANSCORE CREDIT CORPORATION

1.    Name.

      The name of the Corporation is TransCore Credit Corporation (the "Corporation").

2.    Registered Office and Agent.

      The address of its registered office in the State of Delaware, is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.    Corporate Purposes.

      The nature of the businesses or purposes to be conducted or promoted by the Corporation is to engage exclusively in the following activities:

      (a) To act as facilitator of TransCore Holdings, Inc.'s (together with its subsidiaries and affiliates "TransCore") surety bonds to be issued in favor of entities in the US and Puerto Rico, primarily responsible for transportation infrastructure or services, by providing a dedicated first loss indemnity pool of capital available for supporting the credit and underwriting of such surety bonds;

      (b) To enter into one or more agreements relating to the provision of first loss indemnification to the issuers of TransCore's surety bonds;

      (c) To execute, deliver and perform agreements evidencing, necessitated by, or in connection with any and all of the foregoing;

      (d)   To issue capital stock as provided for herein; and

      (e) To engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Laws of the State of Delaware that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (d) above.

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4.    Capital Stock.

      (a) The total number of shares of all classes of stock which the Corporation shall be authorized to issue is one thousand (1,000) shares, consisting of one thousand (1,000) shares of Common Stock, $1.00 par value.

      (b) Except as otherwise expressly provided by law, all voting rights shall be vested in the holders of the Common Stock, and at each meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote for each share on each matter to come before the meeting.

      (c) Dividends may be declared upon and paid to the holders of the Common Stock as the board of directors of the Corporation (the "Board of Directors") shall determine.

5.    Incorporator.

      The name and mailing address of the sole incorporator is as follows:

      Heather M.  Jagaczewski
      Stevens & Lee
      One Glenhardie Corporate Center
      1275 Drummers Lane
      P.O. Box 236
      Wayne, PA 19087-0236

6.    Duration.

      The Corporation is to have perpetual existence.

7.    Powers of Board of Directors.

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      (a) To make, alter or repeal the Bylaws of the Corporation, subject to any limitation set forth in the Bylaws or in this Certificate of Incorporation.

      (b) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

      (c) By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any

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            meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

      (d) To exercise, in addition to the powers and authorities herein or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of the laws of the State of Delaware and of this Certificate of Incorporation and of the Bylaws of the Corporation.

8.    No Director Liability.

      (a) To the fullest extent permitted by the General Corporation Law of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article 8 by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

      (b)   (i)   Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with

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                  respect to employee benefit plans, whether the basis of such
                  Proceeding is alleged action in an official capacity as such director or officer or additionally in the case of another corporation, as an employee or agent or in any other capacity while serving as such director, officer, employee, or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of
                  1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (ii) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors of the Corporation and provided further that the Corporation shall not be obligated to make any payment under this Article 8 unless and until the Corporation has funds available to pay any amount under this
                  Article 8 and such amount shall be payable solely from the proceeds of insurance maintained by the Corporation. The right to indemnification conferred in this Article 8 shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article 8 or otherwise.

            (ii) If a claim under paragraph (i) of this Article 8 is not paid in full by the Corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such expenses, has been received by the Corporation, except in the case of a claim for advancement of

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                  expenses (including attorneys' fees), in which case the
                  applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys' fees, of prosecuting such claim. It shall be a defense to any such action, other than an action brought to enforce a claim for expenses (including attorneys' fees) incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 8 or otherwise shall be on the Corporation.

            (iii) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, it being understood that such right to indemnification and advancement may be enhanced but in no event shall be diminished in any way.

            (iv) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

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9.    Stockholder Meetings.

      Meetings of the stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of the directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

10.   Corporate Restrictions.

      (a) The Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors which vote of each such director shall be in writing and given prior to such action, do any of the following:

            (i) Engage in any business or activity other than those set forth in Article 3;

            (ii) Incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (A) indebtedness arising from salaries, fees and expenses to its professional advisors and counsel, directors, officers and employees, (B) other indebtedness on account of incidentals or services supplied or furnished to the Corporation, and (C) in the ordinary course of the Corporation's business as set forth in Article 3;

            (iii) Dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer its properties and assets, substantially as an entirety to any entity other than as permitted by Article 3 or Article 11(b);

            (iv) Institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency, reorganization or dissolution, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they become due, or take corporate action in furtherance of any such action;

            (v)   Repeal, amend or otherwise modify any provision of Article 3,
                  Article 7 or this Article 11 of this Certificate of Incorporation; or

            (vi) Increase or reclassify the capital stock of the Corporation or issue any additional shares of capital stock of the Corporation.

      (b) The Corporation shall not take any corporate action in connection with any merger of the Corporation into, or consolidation of the Corporation with, any

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            other person or entity, or convey, transfer or lease substantially all of its assets as an entirety to any person or entity unless, the following conditions are satisfied:

            (i) The person or entity surviving such merger or consolidation or the person or entity which acquires by conveyance, transfer or lease substantially all of the assets of the Corporation (A) is organized under the laws of the United States or any state or the District of Columbia, (B) has immediately following such merger or consolidation or transfer a net worth at least equal to that of the Corporation immediately prior to such merger, consolidation or transfer (or whose obligations are guaranteed by a person or entity with a net worth at least equal to that of the Corporation immediately prior to such merger, consolidation or transfer), (C) expressly assumes all of the obligations of the Corporation in connection with the indebtedness of the Corporation and (D) shall have a certificate of incorporation, or other organizational document containing provisions substantially similar to the provisions of Article 3, Article 7 and Article 11 of this Certificate of Incorporation.

            (ii) Immediately after giving effect to such merger, consolidation or transfer, no default or event of default shall have occurred and be continuing under any of the surety bonds issued by TransCore.

            (iii) Such merger, consolidation or transfer shall be authorized by
                  (A) the affirmative vote of 100% of the entire Board of Directors and (B) the affirmative vote of the holders of outstanding shares of capital stock of the Corporation representing 100% of all the votes entitled to be cast thereon.

      (c) The Corporation shall maintain its separate corporate existence and identity and shall take all steps necessary to make it apparent to third parties that the Corporation is an entity with assets and liabilities distinct from those of TransCore or any affiliate of TransCore. The Corporation shall therefore, at all times: (i) promptly reimburse TransCore or any affiliate of TransCore for all reasonable expenses paid or incurred by TransCore, any affiliate or their personnel for or on behalf of the Corporation, including appropriate allocations of (x) salaries and benefits of those personnel performing services for the Corporation and (y) office space, overhead, computing and other expenses attributable to services performed for the Corporation, if any; (ii) maintain the Corporation's books, accounting records and other corporate documents and records separate from those of TransCore or any other entity; (iii) prepare any financial statements separately from those of TransCore and request that TransCore include certain footnotes in any consolidated financial statements issued by TransCore to the effect that TransCore contributed certain assets to the Corporation;
            (iv) maintain the Corporation's books of account and payroll (if any) separate from those of TransCore or any affiliate of TransCore;
            (v) act solely in its corporate name and through its own authorized officers and agents, invoices and letterhead; (vi) separately manage the Corporation's liabilities from those of TransCore or any affiliate of TransCore and pay its own liabilities, including all

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            administrative expenses, from its own separate assets; (vii) hold itself out as an entity; separate from TransCore and any affiliate of TransCore and any other person; (viii) not commingle its assets with those of TransCore, any affiliate of TransCore or any other person; (ix) not pledge its assets for the benefit of any other person or make loans or advances to any other person and (x) maintain adequate capital in light of its contemplated business operations. The Corporation shall abide by all corporate formalities, including the maintenance of current minute books, and shall cause any financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities. Other than those liabilities associated with the issuance of surety bonds on behalf of TransCore, the Corporation shall not assume the liabilities of TransCore or any affiliate of TransCore, and shall not guarantee the liabilities of TransCore or any affiliate of TransCore.

11.   Reservation of Right to Amend Certificate of Incorporation.

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

12.   Initial Directors.

      The majority of directors constituting the Board of Directors shall be representatives of AIG Highstar Capital, L.P. until such time as no AIG Highstar Payment Commitment (as such term is defined in the Irrevocable Funding, Warrant Purchase and Reimbursement Agreement dated as of October, 2002, among AIG Highstar Capital, L.P., the Company, and TransCore Holdings, Inc.) remains outstanding. The number of directors constituting the Board of Directors shall be and the following persons shall serve as the initial directors of the Corporation:

              Name                                         Address
      David G.  Sparks                 8158 Adams Drive, Hummelstown, PA 17036
      Christopher H.  Lee              175 Water Street, 26th Fl., New York, NY 10038
      Michael Walsh                    175 Water Street, 26th Fl., New York, NY 10038


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      I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of October, 2002.

                                        ________________________________________
                                        Heather M. Jagaczewski, Incorporator

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